EXHIBIT 99.5

The audited financial statements of Michael Page Group PLC for the year ended 31 December 1996 are set out on pages 14 to 29 of Exhibit 99.4. An additional note showing the estimated differences between UK Generally Accepted Accounting Principles (GAAP) and US GAAP is set out below. This note was not included in the UK audited accounts of Michael Page Group PLC. However, the auditors have indicated that, had this note been included in these accounts, they would have been prepared to extend their audit report of 7 March 1997 to cover the information included in this additional note.

SUMMARY OF DIFFERENCES BETWEEN UK GAAP AND US GAAP

The following is a summary of the estimated material adjustments to profit after taxation and ordinary shareholders funds which would be required if US GAAP had been applied:


                                                          Year Ended 31 December

    NET INCOME BEFORE DIVIDENDS ........................      1996         1995
                                                           [L]'000      [L]'000
    Net income before dividends under UK GAAP ..........    19,467       11,174

    US GAAP Adjustments ................................        --           --

                                                        ----------   ----------
    Net income before dividends under US GAAP ..........    19,467       11,174
                                                        ----------   ----------

                                                              31 December

    SHARE OWNERS' FUNDS ................................      1996         1995
                                                           [L]'000      [L]'000
    Share owners' funds under UK GAAP ..................    37,325       24,851

    US GAAP Adjustments:

    Recognition of Goodwill ............................     1,382        1,457
    Shares owned by employee share option plan .........      (364)        (295)
    Proposed final ordinary dividend, not yet declared .     4,348        2,400
                                                        ----------   ----------
    Shares owners' funds under US GAAP .................    42,691       28,413
                                                        ----------   ----------

                             MICHAEL PAGE GROUP PLC

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NOTES TO THE RECONCILIATION TO US ACCOUNTING PRINCIPLES

The consolidated financial statements of Michael Page Group PLC (the company) are prepared in accordance with GAAP applicable in the UK which differ in certain significant respects from those applicable in the U.S. These differences relate principally to the following items.

GOODWILL AND US PURCHASE ACCOUNTING

Under US and UK GAAP, purchase consideration in respect of subsidiaries acquired is allocated on the basis of fair values to the various net assets, including intangible fixed assets, of the subsidiaries at the dates of acquisition and any remaining balance is treated as goodwill.

In compliance with UK GAAP, the group has accounted for payments which are contingent on future events when the amounts payable can be assessed with reasonable certainty. Under US GAAP payments which are contingent on future events are only accounted for when the contingency is resolved and the additional consideration distributable. The adjustment for the year ended 31 December 1995 represents the reversal of goodwill recognized under UK GAAP in respect of payments to acquire a minority interest where the payments are contingent on future events.

In conformity with the preferred treatment under UK GAAP, the company has fully written off goodwill against share owners equity. Under US GAAP goodwill in respect of business combinations accounted for as purchases would be capitalized and charged against income over its estimated useful life. The adjustment for the year ended 31 December 1996 is to capitalize goodwill, under US GAAP, in respect of payments to acquire minority interests. The effective date of purchase of these minority interests under US GAAP is deemed to be 31 December 1996.

DIVIDENDS

Under UK GAAP, final ordinary dividends are provided in the financial statements on the basis of recommendation by the board of directors. This requires subsequent approval by the shareholders to become a legal obligation of the company. Under US GAAP, dividends are only provided when the legal obligation to pay arises.

SHARES OWNED BY EMPLOYEE SHARE OPTION PLAN (ESOP)

Under UK GAAP, shares purchased by the ESOP are recorded as fixed asset investments at cost less amounts written off. Under US GAAP, these shares are recorded at cost and deducted from share owners' equity.

CASH FLOWS

Under UK GAAP the company complies with Financial Reporting Standard No. 1 revised 'cash flow statements' (FRS1 revised), the objectives and principles of which are similar to those set out in Statement of Financial Accounting Standard 95 'Statement of Cash Flows' (SFAS 95).

                             MICHAEL PAGE GROUP PLC

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The principal difference between the two is in respect of classification. Under
FRS1 revised, the company presents its cashflows for (a) operating activities;
(b) return on investments and servicing of finance; (c) taxation; (d) investing activities; (e) equity dividends paid and (f) financing activities. SFAS 95 requires only three categories of cash flow activity (a) operating; (b) investing and (c) financing.

Cash flows arising from taxation, equity dividends paid and returns on investment and servicing of finance under FRS1 revised would be included as a financing activity under SFAS 95.

                             MICHAEL PAGE GROUP PLC

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